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                                                                    EXHIBIT 23.1


            REPORT ON SCHEDULE AND CONSENT OF KPMG PEAT MARWICK LLP

     The audits referred to in our report dated January 26, 1998, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1997, included in the annual report on Form 10-K of Corsair Communications, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to incorporation by reference in the registration statement (No. 333-32321) on Form S-8 of Corsair Communications, Inc. of our report dated January 26, 1998, relating to the balance sheets of Corsair Communications, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which reports appear in the December 31, 1997 annual report on Form 10-K of Corsair Communications, Inc.

                                   /s/  KPMG PEAT MARWICK LLP
                                   --------------------------------
                                   KPMG Peat Marwick LLP

San Francisco, California
March 30, 1998